UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported): August 25, 2015

PENN NATIONAL GAMING, INC.

Commission file number 0-24206

Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania

IRS Employer Identification No. 23-2234473

825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

610-373-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 28, 2015, in connection with its proposed acquisition of Tropicana Las Vegas Hotel and Casino, Inc. (“Tropicana”), a holding company that, through its wholly-owned subsidiaries, owns the Tropicana Las Vegas hotel-casino resort, Penn National Gaming, Inc. (“Penn”) entered into the First Amendment and Incremental Joinder Agreement (the “Incremental Joinder Agreement”), with certain subsidiaries of Penn party thereto, as guarantors and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and letter of credit issuer (in such capacities, the “Agent”). The Incremental Joinder Agreement provided that, upon the satisfaction of specified conditions (such conditions, the “Conditions to Effectiveness”), certain amendments (the “Amendments”) to the Credit Agreement, dated as of October 30, 2013 (the “Credit Agreement”), by and among Penn, as borrower, the subsidiaries of Penn party thereto, as guarantors, the lenders party thereto from time to time (the “Lenders”) and the Agent which are set forth in the Incremental Joinder Agreement would become effective. The Incremental Joinder Agreement (as subsequently modified) also provided that upon satisfaction of the Conditions to Effectiveness (1) commitments to provide additional term A loans in the amount of $146.7 million would become effective and (2) additional revolving commitments under the existing revolving facility of approximately $133.0 million would become effective.

The Amendments to the Credit Agreement became effective on August 20, 2015. On August 25, 2015, Penn borrowed $146.7 million in additional term A loans and utilized unused capacity under its existing and additional revolving credit commitments to consummate the Merger (as defined below). The additional term A loans have the same terms as the existing term A loans under the Credit Agreement and the additional revolving commitments have the same terms as the existing revolving commitments under the Credit Agreement.

The foregoing description of the Incremental Joinder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Incremental Joinder Agreement, a copy of which is attached as Exhibit 10.2 to Penn’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2015 and which is incorporated by reference herein as Exhibit 10.2.

Item 8.01.         Other Events.

On August 25, 2015, Penn completed its previously announced acquisition of Tropicana. Pursuant to the Agreement and Plan of Merger dated as of April 28, 2015 (the “Merger Agreement”) by and among Penn, Tropicana, LV Merger Sub, Inc., a direct, wholly-owned subsidiary of Penn (“Merger Sub”), and Trilliant Gaming Nevada Inc. in its capacity as the stockholder representative, Merger Sub merged with and into Tropicana, with Tropicana continuing as the surviving corporation and a direct, wholly-owned subsidiary of Penn (the “Merger”).  At the effective time of the Merger, pursuant to the terms of the Merger Agreement, each issued and outstanding share of Class A common stock of Tropicana, par value $0.01 per share, and each issued and outstanding share of preferred stock of Tropicana, par value $0.01 per share, was cancelled and automatically converted into the right to receive an amount in cash, without interest, based on the total consideration paid by Penn in the Merger of $360 million, which amount is before adjustments pursuant to the terms of the Merger Agreement based on, among other things, Tropicana’s working capital, outstanding indebtedness and net operating cash.  The consideration paid by Penn in the Merger, which included the payment in full of obligations under Tropicana’s existing credit facility and of certain other obligations, was funded through Penn’s available cash resources and borrowings under its Credit Agreement, as amended, as described above.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 10.1 to Penn’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2015 and which is incorporated by reference herein as Exhibit 10.1.

Item 9.01.         Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Agreement and Plan of Merger, dated April 28, 2015, by and among Penn National Gaming, Inc., Tropicana Las Vegas Hotel and Casino, Inc., LV Merger Sub, Inc. and Trilliant Gaming Nevada Inc. (attached as Exhibit 10.1 to the Current Report on Form 8-K of Penn National Gaming, Inc. filed with the Securities and Exchange Commission on April 29, 2015 and incorporated herein by reference).

10.2

First Amendment and Incremental Joinder Agreement, dated as of April 28, 2015, by and among Penn National Gaming, Inc., the subsidiary guarantors party thereto and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and letter of credit issuer (attached as Exhibit 10.2 to the Current Report on Form 8-K of Penn National Gaming, Inc. filed with the Securities and Exchange Commission on April 29, 2015 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN NATIONAL GAMING, INC.

Date: August 25, 2015	By:	/s/ Saul V. Reibstein
	Name:	Saul V. Reibstein
	Title:	Executive Vice President, Finance Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

10.1

Agreement and Plan of Merger, dated April 28, 2015, by and among Penn National Gaming, Inc., Tropicana Las Vegas Hotel and Casino, Inc., LV Merger Sub, Inc. and Trilliant Gaming Nevada Inc. (attached as Exhibit 10.1 to the Current Report on Form 8-K of Penn National Gaming, Inc. filed with the Securities and Exchange Commission on April 29, 2015 and incorporated herein by reference).

10.2

First Amendment and Incremental Joinder Agreement, dated as of April 28, 2015, by and among Penn National Gaming, Inc., the subsidiary guarantors party thereto and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and letter of credit issuer (attached as Exhibit 10.2 to the Current Report on Form 8-K of Penn National Gaming, Inc. filed with the Securities and Exchange Commission on April 29, 2015 and incorporated herein by reference).